UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2015

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Akoustis Technologies, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-193467	33-1229046
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

9805 Northcross Center Court, Suite H

Huntersville, NC 28078

(Address of principal executive offices, including zip code)

704-997-5735

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 15, 2015, Akoustis Technologies, Inc. (the “Company,” “we,” “us,” or “our”) entered into a three-year employment agreement with its Chief Executive Officer, Jeffrey B. Shealy.  After the initial three-year term, the agreement will be automatically renewed for successive one-year periods unless terminated by either party on at least 30 days’ written notice prior to the end of the then-current term. Mr. Shealy’s annual base salary is $150,000 and is subject to increase or decrease on each anniversary as determined by our Board of Directors. Mr. Shealy is eligible, at the discretion of our Board of Directors, to receive an annual cash bonus of up to 100% of his annual base salary, which may be based on us achieving certain operational, financial or other milestones (the “Milestones”) that may be established by our Board of Directors. Mr. Shealy is entitled to receive stock options or other equity incentive awards under the 2015 Plan as and when determined by the Board, and is entitled to receive perquisites and other fringe benefits that may be provided to, and is eligible to participate in any other bonus or incentive program established by us, for our executives. Mr. Shealy and his dependents are also entitled to participate in any of our employee benefit plans subject to the same terms and conditions applicable to other employees. Mr. Shealy will be entitled to be reimbursed for all reasonable travel, entertainment and other expenses incurred or paid by him in connection with, or related to, the performance of his duties, responsibilities or services under his employment agreement, in accordance with policies and procedures, and subject to limitations, adopted by us from time to time.

In the event that Mr. Shealy is terminated by us without Cause (as defined in his employment agreement) or he resigns for Good Reason (as defined in his employment agreement) during the term of his employment, Mr. Shealy would be entitled to (x) an amount equal to his annual base salary then in effect (payable in accordance with the Company’s normal payroll practices) for a period of 24 months commencing on the effective date of his termination (the “Severance Period”) (in the case of termination by the executive for Good Reason, reduced by any cash remuneration paid to him because of any other employment or self-employment during the Severance Period), and (y) if and to the extent the Milestones are achieved for the annual bonus for the year in which the Severance Period commences (or, in the absence of Milestones, our Board of Directors has, in its sole discretion, otherwise determined an amount of Mr. Shealy’s annual bonus for such year), an amount equal to such annual bonus pro-rated for the portion of the performance year completed before Mr. Shealy’s employment terminated, (z) any unvested stock options, restricted stock or similar incentive equity instruments will vest immediately. For the duration of the Severance Period, Mr. Shealy will also be eligible to participate in our benefit plans or programs, provided Mr. Shealy was participating in such plan or program immediately prior to the date of employment termination, to the extent permitted under the terms of such plan or program (collectively, the “Termination Benefits”).  If Mr. Shealy’s employment is terminated during the term by us for Cause, by Mr. Shealy for any reason other than Good Reason or due to his death, then he will not be entitled to receive the Termination Benefits, and shall only be entitled to the compensation and benefits which shall have accrued as of the date of such termination (other than with respect to certain benefits that may be available to Mr. Shealy as a result of a Permanent Disability (as defined in his employment agreement).

On June 15, 2015, the Company also entered into an employment agreement with each of David M. Aichele, our Vice President of Business Development, Mark Boomgarden, our Vice President of Operations, and Cindy C. Payne, our Chief Financial Officer. Each of these employment agreements has substantially the same terms as that of Mr. Shealy described above, except as follows:

	Term	Base Salary	Eligible Bonus % of Base Salary	Severance Period
David M. Aichele	2 years	$136,000	50%	6 months
Mark Boomgarden	2 years	$136,000	50%	6 months
Cindy C. Payne	2 years	$145,000	50%	6 months

In addition, in accordance with each such employment agreement, the Company made restricted stock awards on June 15, 2015, to each of these executives under the Company’s 2015 Equity Incentive Plan (the “2015 Plan”), for the number of shares of the Company’s common stock shown below. These restricted stock awards are subject to a repurchase option in favor of the Company that lapses over a four-year period, as follows: the repurchase option on 50% of the shares will lapse at the end of two years from date of grant, and the repurchase option on 25% of the shares will lapse at the end of each of the third and fourth years from date of grant.

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Number of Shares of Restricted Stock
David M. Aichele	145,000
Mark Boomgarden	38,000
Cindy C. Payne	145,000

Under the terms of the 2015 Plan, in the event of a merger or Change in Control (as defined in the 2015 Plan) of the Company, each outstanding restricted stock award will be treated as the Administrator (as defined in the 2015 Plan) determines, including that each such award will be assumed or an equivalent option or right substituted by the successor corporation. The Administrator will not be required to treat all awards similarly in the transaction. In the event that the successor corporation does not assume or substitute for the award, all restrictions on the restricted stock will lapse.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Officers; Compensatory Arrangements for Certain Officers.

See Item 1.01 above, which is incorporated into this Item 5.02 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Employment Agreement between the Company and Jeffrey Shealy dated as of June 15, 2015
10.2	Employment Agreement between the Company and David M. Aichele dated as of June 15, 2015
10.3	Employment Agreement between the Company and Mark Boomgarden dated as of June 15, 2015
10.4	Employment Agreement between the Company and Cindy C. Payne dated as of June 15, 2015

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AKOUSTIS TECHNOLOGIES, INC.

Dated: June 19, 2015	By: /s/ Jeffrey B. Shealy
Name: Jeffrey B. Shealy
Title: Chief Executive Officer

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